Exhibit 99.1
                        SJW CORP. ANNOUNCES
                 SECOND QUARTER FINANCIAL RESULTS

          Board Declares Quarterly Dividend on Common Stock


     SAN JOSE, CA, July 28, 2010 - SJW Corp. (NYSE:SJW) today reported financial results for the second quarter ended June 30, 2010. Operating revenue was $54.1 million in the quarter compared to $58.2 million in 2009. The $4.1 million decrease in revenue primarily reflects a decline in customer water usage of $5.4 million, partially offset by an increase of $1.3 million in cumulative rate increases.

     Net income for the quarter ended June 30, 2010 was $4.5 million and diluted earnings per common share were $0.24, compared to $4.4 million and $0.23 per share, respectively, in the second quarter of 2009.

     Water production costs for the quarter ended June 30, 2010 were $19.2 million compared to $23.9 million in 2009, a decrease of $4.7 million. The decline in water production cost is primarily attributable to $3.3 million in lower customer water usage and $1.7 million in savings due to greater surface water supply, offset by $0.3 million in a higher unit cost for energy.

     Operating expenses, excluding water production costs and income taxes, for the second quarter were $23.6 million compared to $23.3 million in 2009. The increase of $0.3 million was due to an increase of $0.8 million in depreciation expense as more capital expenditures were made and $0.1 million in maintenance expenses. These increases were partially offset by a $0.3 million decrease in taxes other than income tax and a $0.3 million decrease in administrative and general expenses and other operating expenses, primarily due to additional property tax expense as a result of a tenant bankruptcy in the 2009 period. Income tax expense for the second quarter increased to $3.1 million in 2010 from $3.0 million in 2009 as a result of higher pre-tax income.

     Year-to-date operating revenue decreased by $3.7 million to $94.5 million from $98.2 million in the first six months of 2009. The decrease was attributable to $6.1 million in lower customer water usage and $0.6 million in lower revenue from real estate operations, partially offset by $2.9 million in cumulative rate increases and $0.1 million in revenue from new customers.

     Year-to-date net income was $5.5 million, compared to $4.5 million in 2009. Earnings per basic and diluted share respectively was $0.29 in the first six months of 2010, compared to $0.25 and $0.24 per basic and diluted share, respectively, for the same period in 2009.


     Year-to-date water production costs decreased to $31.1 million from $37.5 million in 2009. The $6.4 million decrease was primarily attributable to lower customer demand of $4.2 million and savings due to greater surface water supply of $3.0 million, offset by $0.8 million in a higher unit cost for energy. Operating expenses, excluding water production costs and income taxes, increased $0.6 million to $46.7 million from $46.1 million. The increase of $0.6 million was due to an increase of $1.4 million in depreciation expense, reflecting greater capital expenditures, and $0.5 million in other operating expenses. These increases were partially offset by a $0.9 million decrease in taxes other than income taxes and $0.4 million decrease in administrative and general expenses and maintenance expenses. Income tax expense increased by $0.7 million year-to-date due to higher pre-tax income.

     The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.17 per share. The dividend is payable on September 1, 2010 to shareholders of record on August 9, 2010.

     SJW Corp. is a publicly traded holding company headquartered in San
Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc. and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial buildings, has a majority interest in a real estate partnership, and owns properties in the states of California, Florida, Connecticut, Texas, Arizona and Tennessee.


This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The results for a quarter are not indicative of results for a full year due to seasonality. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.



                                SJW Corp.
Condensed Consolidated Statements of Income and Comprehensive Income (Loss)
                               (Unaudited)
                  (in thousands, except per share data)

                                       THREE MONTHS ENDED   SIX MONTHS ENDED
                                            JUNE 30,             JUNE 30,
                                         2010       2009       2010      2009
                                     ----------------------------------------
OPERATING REVENUE                    $ 54,128     58,194   $ 94,539    98,215
OPERATING EXPENSE:                   --------     ------   --------    ------
  Operation:
    Purchased water                    11,335     12,601     17,154    20,390
    Power                               1,584      1,817      2,728     2,577
    Groundwater extraction charge       6,238      9,480     11,233    14,532
                                     --------     ------   --------    ------
    Total production costs             19,157     23,898     31,115    37,499

    Administrative and general          6,683      6,897     13,741    14,027
    Other                               4,524      4,547      8,992     8,524
  Maintenance                           3,289      3,216      6,065     6,132
  Taxes, other than income              2,060      2,392      3,763     4,682
  Depreciation & amortization           7,070      6,238     14,181    12,789
  Income taxes                          3,101      2,975      3,783     3,076
                                     --------     ------     ------    ------
    Total operating expense            45,884     50,163     81,640    86,729
                                     --------     ------     ------    ------
OPERATING INCOME                        8,244      8,031     12,899    11,486

Interest on long-term debt
  and other                            (3,728)    (3,613)    (7,398)   (6,952)
                                     --------     ------     ------    ------
NET INCOME                           $  4,516      4,418    $ 5,501     4,534
                                     ========     ======    =======    ======
Other comprehensive loss, net          (1,240)    (3,258)      (727)   (6,224)
                                     --------     ------    -------    ------
COMPREHENSIVE INCOME (LOSS)          $  3,276      1,160    $ 4,774    (1,690)
                                     ========     ======    =======    ======

Earnings per share
  -Basic                                $0.24       0.24       0.29      0.25
  -Diluted                              $0.24       0.23       0.29      0.24

Dividend per share                      $0.17       0.17       0.34      0.33

Weighted average shares outstanding
  -Basic                               18,528     18,483     18,524    18,476
  -Diluted                             18,741     18,670     18,731    18,664



                                 SJW Corp.
                   Condensed Consolidated Balance Sheets
                               (Unaudited)
                              (in thousands)

                                                    June 30,    December 31,
                                                       2010            2009
ASSETS                                             ------------------------
UTILITY PLANT:
  Land                                             $  8,563           8,558
  Depreciable plant and equipment                   946,512         913,071
  Construction in progress                           24,807          11,119
  Intangible assets                                  13,092          11,278
                                                   --------         -------
     Total utility plant                            992,974         944,026
Less accumulated depreciation and amortization      309,914         298,921
                                                   --------         -------
     Net utility plant                              683,060         645,105
                                                   --------         -------
REAL ESTATE INVESTMENT:                              88,000          88,000
Less accumulated depreciation and amortization        8,027           7,188
                                                   --------         -------
     Net real estate investment                      79,973          80,812
                                                   --------         -------
CURRENT ASSETS:
  Cash and equivalents                                3,495           1,416
  Restricted cash                                    27,733               -
  Accounts receivable and accrued
   unbilled utility revenue                          30,912          24,004
  Prepaid expenses and other                          2,308           2,590
                                                   --------         -------
    Total current assets                             64,448          28,010
                                                   --------         -------
OTHER ASSETS:
  Investment in California Water Service Group       39,268          40,500
  Debt issuance costs and broker fees, net
    of accumulated amortization                       3,783           3,098
  Regulatory assets                                  78,274          78,525
  Other                                               4,174           2,424
                                                   --------         -------
                                                    125,499         124,547
                                                   --------         -------
                                                   $952,980         878,474
                                                   ========         =======
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common stock                                     $  9,650           9,635
  Additional paid-in capital                         22,646          22,046
  Retained earnings                                 207,028         207,888
  Accumulated other comprehensive income             12,460          13,187
                                                   --------         -------
    Total shareholders' equity                      251,784         252,756
  Long-term debt, less current portion              296,295         246,879
                                                   --------         -------
    Total capitalization                            548,079         499,635
                                                   --------         -------
CURRENT LIABILITIES:
  Line of credit                                     11,850           5,800
  Current portion of long-term debt                   1,108           1,081
  Accrued groundwater extraction charge and
    purchased water                                   7,634           4,496
  Purchased power                                       913             486
  Accounts payable                                   17,965           6,562
  Accrued interest                                    5,129           4,979
  Income tax payable                                  1,911             728
  Other current liabilities                           8,504           7,826
                                                    -------          ------
     Total current liabilities                       55,014          31,958
                                                    -------          ------

DEFERRED INCOME TAXES AND CREDITS                   102,704         102,381
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS
  IN AID OF CONSTRUCTION                            190,422         190,506
POSTRETIREMENT BENEFIT PLANS                         49,892          47,484
OTHER NONCURRENT LIABILITIES                          6,869           6,510
                                                   --------         -------
                                                   $952,980         878,474
                                                   ========         =======